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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated
December 29, 1999, and the related Letter of Transmittal, and is not being made to, and tenders will not be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                           NOTICE OF OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 MYR GROUP INC.
                                       AT
                          $30.10 NET PER SHARE IN CASH
                                       BY
                              GPX ACQUISITION CORP.
                       A DIRECT WHOLLY OWNED SUBSIDIARY OF
                                    GPU, INC.

         GPX Acquisition Corp., a Delaware corporation ("Offeror") and a direct wholly owned subsidiary of GPU, Inc., a Pennsylvania corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share ("Common Stock" or the "Shares"), of MYR Group Inc., a Delaware corporation (the "Company"), at a purchase price of $30.10 per share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 29, 1999, and in the related Letter of Transmittal (which, together with any amendments or supplements to each document, collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 29, 2000, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (a) such number of Shares having been validly tendered and not withdrawn prior to the expiration date of the Offer that, together with Shares beneficially owned by Parent and any of its affiliates on that date, constitute more than 50.1% of the Shares, assuming exercise and conversion of all outstanding options and convertible securities of the Company, (b) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (c) the Securities and Exchange Commission (the "Commission") having issued an order under the Public Utility Holding Company Act of 1935, as amended, reasonably acceptable to Parent and Offeror authorizing the acquisition of Shares, the Merger and the other transactions contemplated by the Merger Agreement. See Sections 12 and 14 of the Offer to Purchase.

         The Offer is not conditioned on obtaining financing.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 21, 1999 (the "Merger Agreement"), by and among Parent, Offeror and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Offeror and further provides that, after the purchase of the Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Offeror will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. Pursuant to the Merger, each outstanding Share (other than Shares held by stockholders, if any, who have properly exercised their appraisal rights under the General Corporation Law of the State of Delaware (the "Delaware Law")), will be converted into the right to receive the Offer Price, in cash, without interest thereon, subject to applicable withholding and backup withholding taxes, upon the surrender of certificates formerly representing such Shares.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS SUBSIDIARIES) AND RECOMMENDS THAT ALL STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to Offeror and not withdrawn on or prior to the Expiration Date if, as and when Offeror gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting payments to tendering stockholders.

         The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, February 29, 2000, unless and until Offeror (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire. In the Merger Agreement, Offeror has agreed that it will not, without the prior consent of the Company, extend the Offer, except that Offeror may, without the consent of the Company, (i) extend the Offer, from time to time beyond any scheduled expiration date, for a period not to exceed 20 business days, if at any scheduled expiration date, any of the conditions to Offeror's obligation to accept for payment, and pay for, the Shares is not satisfied or waived, until such time within such 20 business day period as Offeror reasonably concludes is necessary after all such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and
(iii) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause
(i) or (ii) of this sentence if there have not been tendered sufficient Shares so that the Merger can be effected in accordance with Section 253 of the Delaware Law.

         If by 12:00 midnight, New York City time, on Tuesday, February 29, 2000 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

         There can be no assurance that Offeror will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed, as promptly as practicable, by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m. eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act, subject to applicable law. The reservation by Offeror of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-l(c) under the Exchange Act, which requires that Offeror pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will Offeror pay interest on the purchase price for tendered Shares whether or not Offeror exercises its right to extend the Offer.

         Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in Section 4 of the Offer to Purchase. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in
Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after February 26, 2000. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined below). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. An "Eligible Institution" is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc.

         THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 14D-6(E)(1)(VII) OF THE GENERAL RULES AND REGULATIONS UNDER THE EXCHANGE ACT IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

         The Company is providing Offeror with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Offeror to record holders of Shares and will be furnished by Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

         Any questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent at its telephone number and location set forth below, and copies will be furnished promptly at Offeror's expense. Holders of Shares may also contact their broker, dealer, commercial bank and trust company, or other nominee for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials.

                     The Information Agent for the Offer is:

                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]
                           17 State Street, 10th Floor
                             New York, New York 10004
                 Bankers and Brokers Call Collect (212) 440-9800
                     ALL OTHERS CALL TOLL-FREE (800) 223-2064

December 29, 1999